UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 2, 2007

CORNERSTONE CORE PROPERTIES REIT, INC

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400 Irvine, CA 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

                On October 2, 2007, we  purchased an existing multi-tenant industrial property known as Pinnacle Park Business Center (the “Property”) from LaPour Partners, a non-related party, for a purchase price of approximately $20.1 million, including closing costs (which are not fully determinable at this time).   The purchase price of the Property was funded with net proceeds raised from our public offering and approximately $11.0 million of borrowings under our credit agreement with HSH Nordbank AG, New York Branch.  As of September 28, 2007, we had raised approximately $68.2 million in our equity offering. Our credit agreement with HSH Nordbank AG, New York Branch is a temporary credit facility used during the offering period to facilitate our acquisitions of properties in anticipation of the receipt of offering proceeds.  The credit agreement permits us to borrow up to $50 million secured by real property at a LIBOR based rate that varies depending on the loan to cost ratio.  The principal balance is due on June 30, 2008, and we are entitled to prepay the borrowings under the credit facility at any time without penalty.

                Pinnacle Park Business Center consists of approximately 158,976 square feet of leaseable space in three single-story buildings located on approximately 11.9 acres of land in Phoenix, Arizona.   The Property is approximately 96% leased to seven tenants.  One tenant, operating an  assembly and distribution of military equipment business occupies 36.2% of the Property, and another tenant, operating a pet furniture distribution business, occupies 31.9% of the Property.

We do not intend to make significant renovations or improvements to the Pinnacle Park Business Center.  Our management believes that the Property is adequately insured.

                Pinnacle Park Business Center is located with immediate access to downtown Phoenix and Scottsdale, just minutes from the key transportation hub of Deer Valley Airport.   The Deer Valley submarket is located at the intersection of the I-17 and Loop 101 freeway, providing excellent access for tenants, their employees and customers.  The area is characterized by increasing demand and rental growth along with significant barriers to entry that will limit new industrial development.  Built in 2006, Pinnacle Park Business Center features 24 foot clear height, tilt-up construction, and truck well and grade-level loading. According to Grubb & Ellis, the Phoenix market is experiencing favorable economic conditions including an unemployment rate below three percent and a vacancy rate below eight percent.    According to Cushman & Wakefield, average asking rental  rates have risen approximately nine percent compared to mid-2006 in the Phoenix area.   Strong tenant demand, low vacancy and higher land and construction costs  all contribute to keep upward pressure on average lease rates.

                The Phoenix region’s relatively low cost of living, its young and educated workforce, established and expanding modern transportation infrastructure and vital concentration of amenities make it an attractive location for companies that are seeking competitive space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $14.5 million which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is 0.73%, and annual real estate taxes are projected to be approximately $146,000 for the initial year subsequent to the purchase.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)

Financial statements of businesses acquired.  Audited financial statements and unaudited pro forma financial information for Pinnacle Park Business Center will be filed by amendment to this Form 8-K no later than 71 days after the date on which this initial Form 8-K is required to be filed or in an earlier filed post-effective amendment to our registration statement or supplement to our prospectus.

(d)	Exhibits.

99.1 Press release dated October 9, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By: /s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: October 9, 2007